EXHIBIT 99.1

Harsco Reports Fourth Quarter 2009 Diluted Earnings Per Share From Continuing Operations of $0.50 and Achieves Record Free Cash Flow for the Year

  Full-year 2009 free cash flow a record $269 million, more than double 2008
  Company secures annual savings of approximately $115 million through its 2009 countermeasures initiatives; sees further reductions in 2010
  Fourth quarter highlights include Company’s 16th consecutive annual dividend rate increase and declaration of its 239th consecutive quarterly cash dividend
  Company reaffirms earnings guidance for 2010 in the range of $2.00-$2.10 per diluted share from continuing operations

HARRISBURG, Pa., Jan. 28, 2010 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) reported fourth quarter 2009 results from continuing operations.

Fourth Quarter 2009 Highlights

Fourth quarter 2009 diluted earnings per share from continuing operations were $0.50, compared with $0.18 per share in the fourth quarter of last year. The prior year’s quarter included a restructuring charge of $0.28 per share. Excluding this restructuring charge, fourth quarter 2008 diluted EPS from continuing operations was $0.46 a share.

Income from continuing operations for the fourth quarter of 2009 was $41.8 million, compared with $13.7 million last year. Again, the fourth quarter of last year included a restructuring charge which reduced pre-tax income by $36 million. Sales in the fourth quarter of 2009 declined approximately 8 percent to $772 million, compared with $836 million in the fourth quarter of last year. Foreign currency translation increased sales by approximately $54 million in this year’s fourth quarter, but did not have a meaningful impact on operating income.

For the full year 2009, income from continuing operations was $140.8 million or $1.66 per diluted share. Full-year 2009 results included a $0.11 per share net non-cash after-tax charge in the third quarter, related principally to the improper recording of revenue by a Harsco Metals business unit over a period of approximately three years. Without this one-time charge, full-year 2009 results would have been $1.77 per diluted share.

Full-year 2008 income from continuing operations was $251.5 million or $2.92 per diluted share, including the previously mentioned fourth quarter pre-tax restructuring charge of $36 million, or $0.28 per share. Excluding this charge, diluted EPS from continuing operations in 2008 were $3.20 per share.

Sales for the full year 2009 were $3.0 billion, a 25 percent decrease from last year’s record sales of $4.0 billion. For the year, foreign currency translation decreased sales by approximately $255 million and accounted for over 25 percent of the sales decline. Foreign currency translation also reduced operating income by approximately $31 million, or $0.31 per share, in addition to reducing overall operating margins by 40 basis points.

Comment

Commenting on the Company’s results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, “We are encouraged by the Company’s overall results in the fourth quarter, with four of our five business platforms reporting year-on-year growth in earnings. While a number of crosscurrents occurred in the quarter, we were able to modestly exceed our previous guidance.

“I am especially pleased with both the year-over-year and sequential improvement we are seeing from our Harsco Metals Segment, as well as that of our Harsco Rail business, which for the first time is being reported as a separate segment. Likewise, we are also seeing the year-over-year improvement we expected from our Harsco Minerals business, which is reported under the 'All Other' Harsco Minerals and Harsco Industrial category. Still, there remain many challenges ahead of us as we enter 2010, particularly in regard to the timing of the end-market recovery of our Harsco Infrastructure Segment.

“Regarding Harsco Infrastructure, the first half of 2010, and in particular the first quarter, will continue to present a very challenging end-market environment. The lack of any meaningful activity in many of the non-residential construction markets served by the Company, especially in the U.K., Ireland, other parts of Europe and the U.S., poses near-term challenges that include further pressure on pricing. These lower levels of activity have recently been exacerbated by some extreme winter weather conditions across many parts of Europe and the U.S., which will also have a negative impact on operating results as we enter 2010.

“Nevertheless, our outlook for the Harsco Infrastructure Segment for the full year remains modestly positive. We are accelerating and aggressively reducing our cost structure; we have strengthened our management team; we are successfully integrating three recently-announced mid-sized acquisitions and further developing newly-established joint venture opportunities; and we are refocusing our value-added services on higher-return end markets. We remain confident that the combination of these initiatives will begin to be evident in our results for the second half of 2010 and into future years.

“Lastly, the fourth quarter benefited from one-time tax benefits, resulting in a better-than-expected effective tax rate, although this was partially offset by higher acquisition costs and some additional restructuring costs across most businesses.”

Fourth Quarter Business Review

Harsco Infrastructure

Continuing difficult end market conditions in the U.K, Ireland, other parts of Europe and the U.S.; ongoing pricing pressures; difficulties by some of the Company’s customers in obtaining construction loans and the resulting ongoing deferral of projects; extreme winter weather conditions at the end of the quarter; and certain acquisition costs all contributed to this Segment’s lower operating performance in the fourth quarter.  Also, the lack of government stimulus spending for infrastructure projects remains an impediment to the Company's expectations for market improvement.

Sales in the fourth quarter decreased 15 percent to $287 million from $339 million last year. Foreign currency translation increased sales by approximately $21 million in the quarter and had a positive effect on operating income. Operating income was $2.2 million in the fourth quarter of 2009, compared with $29.4 million in last year’s fourth quarter. Operating margins in the fourth quarter were 0.8 percent compared with margins of 8.7 percent last year.

Due to the factors noted above, the near-term outlook for this business segment remains challenging and performance is not expected to improve until at least the second half of 2010. The Company expects by then to have made significant strides in reducing costs within the Segment and also expects to have successfully integrated its three recent global acquisitions, further developed several joint venture partnerships in key economies and refocused growth opportunities in defined end-markets.

Harsco Metals

Results in the quarter benefited from the significant efforts initiated at the end of 2008 to reduce this Segment’s overall cost structure, as well as the appointment of a new senior management leadership team and measurable improvement in steel production by the Company’s customers from their historic lows.

Sales in the fourth quarter increased 7 percent to $312 million from $292 million in last year’s comparable quarter. Foreign currency translation increased sales in the quarter by approximately $30 million. Importantly, operating income in the quarter was $18.9 million, compared with an operating loss of $14.3 million in the prior year quarter. The prior year quarter included a $27.7 million restructuring charge. Foreign currency translation had a slightly negative impact on operating income in the quarter. The significant operating leverage brought about by increased steel production in the December 2009 quarter, coupled with the Company’s successful year-long efforts to cut costs and restructure contracts, resulted in a 160 basis point increase in operating margins in the quarter, to 6.1 percent from 4.5 percent last year. This excludes the effect of the restructuring charge in the fourth quarter of 2008.

Harsco Metals’ operating sites are going through “clean sheet assessments” to further identify opportunities for reducing costs. This, along with a further gradual improvement in customer capacity utilization rates, leads the Company to be cautiously optimistic for this business segment in 2010. Further, the pick-up in new contract bidding activity and the Company’s ongoing focus on emerging markets augur well for future growth.

Harsco Rail

As expected, both operating income and margins showed improvement over the prior year period, despite slightly lower year-on-year sales in the quarter, due principally to the timing of equipment deliveries. These improved results are due to significant operating leverage resulting from the Company’s Lean process improvement initiatives, a strong backlog, and positive effects from lower LIFO expense. Harsco Rail was the first business group to enthusiastically embrace the Company’s Lean continuous improvement program in early 2008, and the demonstrated results are both encouraging and sustainable.

Sales in this year’s fourth quarter were $75 million, down slightly from $79 million in last year’s quarter, due principally to the timing of unit deliveries as noted above. Foreign currency translation did not have a significant impact on sales and operating income in the quarter. Operating income increased by some 57 percent to $12.5 million in the fourth quarter, compared with $8.0 million last year. Fourth quarter operating income benefited from $1.7 million in lower LIFO expense, compared with no effect from LIFO expense in the fourth quarter of 2008. Likewise, operating margins of 16.8 percent were 670 basis points higher than the 10.1 percent last year. Harsco Rail expects comparable results in 2010 due to the factors cited above.

Harsco Minerals & Harsco Industrial ("All Other" category)

The Harsco Minerals and Harsco Industrial category continues to perform well for the Company. As expected, sales and income for the Harsco Minerals business benefited in the quarter from higher steel production, cost reduction initiatives, as well as somewhat improving commodity prices. Within the Harsco Industrial group, sales were down significantly, but operating income was up slightly due to cost reduction initiatives and favorable LIFO income due to lower steel costs.

Fourth quarter sales of $99 million for this category overall were below last year’s comparable quarter sales of $126 million. Foreign currency translation did not have an impact on sales and operating income in the quarter. Operating income in the quarter of $20.7 million increased 38 percent from last year’s income of $15.0 million. Fourth quarter operating income benefited from $2.4 million in lower LIFO expense, again due to principally lower steel prices, compared with $1.5 million of higher LIFO expense in the fourth quarter of 2008. Operating margins of 21.0 percent were 910 basis points higher in the quarter than in the prior-year quarter.

Near-term, Harsco Minerals should benefit from a further gradual improvement in the production rates of its steel mill customers, as well as from its cost reduction initiatives, recent customer contract signings, increased contract bidding and any further improvement in commodity prices. Harsco Industrial should begin to see some top line improvement in the second half as industrial activity in the end-markets it serves begins to gradually improve. However, any such near-term improvement will likely be offset by the lack of comparable LIFO benefits in 2010.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for 2009 was $434 million, compared with the record $574 million in 2008.  However, net cash used by investment activities was $269 million, a 39 percent decrease from the $443 million last year. The decreased use of cash was due primarily to lower capital expenditures, down 64 percent or $292 million for the year. These reductions in capital expenditures were partially offset by $103 million used for bolt-on acquisitions in the fourth quarter of 2009. The Company continues to exercise stringent control over capital expenditures and is benefiting from the global mobility of its asset base.

These sharply curtailed capital expenditures have allowed the Company to significantly increase its level of free cash flows (cash from operations less capital expenditures) for 2009. Free cash flow for 2009 was a record $269 million, more than double the $117 million of free cash flow in 2008. The Company expects a similar amount of free cash flow in 2010 as it achieved in 2009.

The total debt to capital ratio at December 31, 2009 was 39.5 percent, a notable improvement of 160 basis points over the 41.1 percent recorded at December 31, 2008, due to the aforementioned free cash flows. This represents the Company’s lowest year-end total debt to capital ratio in more than a decade, since December 31, 1998.

Due to the very difficult and challenging financial and economic environment in which the Company operated in 2009, Economic Value Added (EVA®) declined for the year. The company is dedicated to return to growth in EVA in 2010.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, “We continue to be pleased with the apparent positive direction of Harsco Metals, Harsco Rail and Harsco Minerals/Harsco Industrial. However, we do not expect to see year-on-year improvement from our Harsco Infrastructure Segment until at least the second half of 2010.

“As such, we are maintaining the full year 2010 guidance we provided at our Annual Analysts Conference in mid-December in the range of $2.00 to $2.10 earnings per share from continuing operations.

“Also, as we stated at our December analyst conference, due to the expected near-term difficulties of our Harsco Infrastructure business, we expect first quarter 2010 results to be well below those of the first quarter last year. Further, the previously discussed difficult operating conditions we face in our Harsco Infrastructure Segment as we enter 2010 will cause us to accelerate gross restructuring costs into the first quarter of the year. Thus, it is likely that these factors will result in a first quarter 2010 operating loss for the Harsco Infrastructure Segment. As such, our present outlook is for first quarter 2010 earnings from continuing operations to be in the range of $0.05 to $0.10 per diluted share.  Our outlook includes approximately $8.0 million or $0.08 per share in restructuring costs to accelerate cost reduction initiatives in the Harsco Infrastructure Segment.  This compares with first quarter 2009 earnings of $0.25 per diluted share from continuing operations.

“At this time, we see an effective tax rate between 24 and 26 percent for 2010.  As we continue the strategic expansion of our global footprint, our effective tax rate percentage has been reduced from the mid-thirties just a few years ago.

“Importantly, we expect free cash flow in 2010 to again be in the area of $250 million.”

Discontinued Operations

The fourth quarter of 2009 includes a loss after tax of $0.6 million, or $0.01 per diluted share from discontinued operations. For the full year 2009, results from discontinued operations were a loss after tax of $15.1 million, or $0.19 per diluted share, principally related to the resolution of matters in the third quarter of 2009 regarding the sale of the Company’s Gas Technologies business in December 2007.

Forward-Looking Statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “may,” “could,” “believes,” “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company’s business; our ability to successfully enter into new contracts and complete new acquisitions in the timeframe contemplated; the financial condition of the Company’s customers; the successful integration of the Company’s strategic acquisitions; and the amount and timing of repurchases of the Company’s common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 49552066. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 11:00 am ET today through Saturday, January 30, 2010. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 for international callers. Enter Conference ID number 49552066.

About Harsco

Harsco Corporation is one of the world’s leading diversified industrial services and engineered products companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share amounts)	2009	2008 (a)	2009	2008 (a)
Revenues from continuing operations:
Service revenues	$651,117	$ 666,705	$2,442,198	$3,340,456
Product revenues	121,374	168,842	548,379	627,366
Total revenues	772,491	835,547	2,990,577	3,967,822

Costs and expenses from continuing operations:
Cost of services sold	512,356	515,985	1,897,408	2,484,975
Cost of products sold	75,669	125,343	354,730	441,445
Selling, general and administrative expenses	127,716	131,687	509,071	602,169
Research and development expenses	915	1,557	3,151	5,295
Restructuring costs, net	1,133	28,078	7,561	21,950
Total costs and expenses	717,789	802,650	2,771,921	3,555,834

Operating income from continuing operations	54,702	32,897	218,656	411,988

Equity in income (loss) of unconsolidated entities, net	224	(31)	504	901
Interest income	984	742	2,928	3,608
Interest expense	(16,126)	(17,317)	(62,746)	(73,160)

Income from continuing operations before income taxes	39,784	16,291	159,342	343,337

Income tax benefit (expense)	2,000	(2,585)	(18,509)	(91,820)

Income from continuing operations	41,784	13,706	140,833	251,517

Discontinued operations:
Loss from discontinued business	(813)	(309)	(21,907)	(1,747)
Income tax benefit (expense)	237	(343)	6,846	(2,931)
Loss from discontinued operations	(576)	(652)	(15,061)	(4,678)
Net Income	41,208	13,054	125,772	246,839
Less: Net (income) loss attributable to noncontrolling interests	(1,813)	685	(6,995)	(5,894)
Net Income attributable to Harsco Corporation	$39,395	$13,739	$118,777	$240,945

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$39,971	$14,391	$133,838	$245,623
Loss from discontinued operations, net of tax	(576)	(652)	(15,061)	(4,678)
Net income attributable to Harsco Corporation common stockholders	$39,395	$13,739	$118,777	$240,945
Average shares of common stock outstanding	80,325	81,678	80,295	83,599
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.50	$0.18	$1.67	$2.94
Discontinued operations	(0.01)	(0.01)	(0.19)	(0.06)
Basic earnings per share attributable to Harsco Corporation common stockholders	$0.49	$0.17	$1.48	$2.88

Diluted average shares of common stock outstanding	80,674	81,995	80,586	84,029
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.50	$0.18	$1.66	$2.92
Discontinued operations	(0.01)	(0.01)	(0.19)	(0.06)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$0.49	$ 0.17	$1.47	$2.87 (b)

(a)  On January 1, 2009, the Company adopted changes issued by the Financial Accounting Standards Board related to consolidation accounting and reporting.  These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.  Results have been reclassified accordingly.

(b) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	December 31 2009	December 31 2008 (a)
ASSETS
Current assets:
Cash and cash equivalents	$94,184	$91,336
Trade accounts receivable, net	598,318	648,880
Other receivables	30,865	46,032
Inventories	291,174	309,530
Other current assets	154,797	109,710
Total current assets	1,169,338	1,205,488
Property, plant and equipment, net	1,510,801	1,482,833
Goodwill	699,041	631,490
Intangible assets, net	150,746	141,493
Other assets	109,314	101,666
Total assets	$3,639,240	$3,562,970
LIABILITIES
Current liabilities:
Short-term borrowings	$57,380	$117,854
Current maturities of long-term debt	25,813	3,212
Accounts payable	215,504	262,783
Accrued compensation	67,652	85,237
Income taxes payable	5,931	13,395
Dividends payable	16,473	15,637
Insurance liabilities	25,533	36,553
Advances on contracts	149,413	144,237
Other current liabilities	187,403	209,518
Total current liabilities	751,102	888,426
Long-term debt	901,734	891,817
Deferred income taxes	90,993	35,442
Insurance liabilities	61,660	60,663
Retirement plan liabilities	250,075	190,153
Other liabilities	73,842	46,497
Total liabilities	2,129,406	2,112,998
EQUITY
Harsco Corporation stockholders’ equity:
Common stock	139,234	138,925
Additional paid-in capital	137,746	137,083
Accumulated other comprehensive loss	(201,684)	(208,299)
Retained earnings	2,133,297	2,079,170
Treasury stock	(735,016)	(733,203)
Total Harsco Corporation stockholders’ equity	1,473,577	1,413,676
Noncontrolling interests	36,257	36,296
Total equity	1,509,834	1,449,972
Total liabilities and equity	$3,639,240	$3,562,970

(a) On January 1, 2009, the Company adopted changes issued by the Financial Accounting Standards Board related to consolidation accounting and reporting.  These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.  Results have been reclassified accordingly.

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands)	2009	2008 (a)	2009	2008 (a)

Cash flows from operating activities:
Net income	$41,208	$13,054	$ 125,772	$ 246,839
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	74,962	70,078	282,976	307,847
Amortization	7,929	6,999	28,555	30,102
Equity in (income) loss of unconsolidated entities, net	(224)	31	(504)	(901)
Dividends or distributions from unconsolidated entities	210	--	410	484
Other, net	3,457	58,165	6,145	62,991
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	55,956	138,696	111,207	34,198
Inventories	12,567	23,989	35,798	(24,238)
Accounts payable	460	(35,226)	(54,701)	(22,144)
Accrued interest payable	(22,239)	(23,106)	(1,305)	3,841
Accrued compensation	(3,963)	(4,174)	(23,402)	(15,843)
Other assets and liabilities	(12,559)	(56,261)	(76,493)	(48,900)

Net cash provided by operating activities	157,764	192,245	434,458	574,276

Cash flows from investing activities:
Purchases of property, plant and equipment	(42,248)	(76,739)	(165,320)	(457,617)
Purchases of businesses, net of cash acquired	(90,509)	--	(103,241)	(15,539)
Proceeds from sales of assets	(9,407)	3,816	2,115	24,516
Other investing activities	102	(4,083)	(2,914)	5,222

Net cash used by investing activities	(142,062)	(77,006)	(269,360)	(443,418)

Cash flows from financing activities:
Short-term borrowings, net	4,633	84,348	(79,670)	65,239
Current maturities and long-term debt:
Additions	189,497	182,841	482,493	975,393
Reductions	(190,318)	(282,228)	(487,171)	(996,173)
Cash dividends paid on common stock	(16,063)	(16,295)	(63,813)	(65,632)
Dividends paid to noncontrolling interests	(1,021)	(689)	(3,487)	(5,595)
Purchase of noncontrolling interests	(103)	--	(13,057)	--
Contributions of equity from noncontrolling interest	--	--	5,332	--
Common stock issued-options	551	294	995	1,831
Common stock acquired for treasury	--	(75,616)	--	(128,577)
Other financing activities	(5,705)	(1,136)	(5,705)	(2,025)

Net cash used by financing activities	(18,529)	(108,481)	(164,083)	(155,539)

Effect of exchange rate changes on cash	(696)	(5,324)	1,833	(5,816)

Net increase (decrease) in cash and cash equivalents	(3,523)	1,434	2,848	(30,497)

Cash and cash equivalents at beginning of period	97,707	89,902	91,336	121,833

Cash and cash equivalents at end of period	$94,184	$91,336	$94,184	$91,336

(a) On January 1, 2009, the Company adopted changes issued by the Financial Accounting Standards Board related to consolidation accounting and reporting.  These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented.  Results have been reclassified accordingly.

Harsco Corporation
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
(In thousands)
	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$287,238	$2,170	$338,966	$29,412
Harsco Metals	311,868	18,941	291,683	(14,263)
Harsco Rail (a)	74,638	12,538	79,042	7,991
All Other Category (Harsco Minerals & Harsco Industrial) (a)	98,687	20,740	125,796	14,978
General Corporate	60	313	60	(5,221)

Consolidated Totals	$772,491	$54,702	$835,547	$32,897

(a) Segment information for prior periods has been reclassified to conform with the current presentation.  The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

	Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$1,159,200	$68,437	$1,540,258	$185,382
Harsco Metals	1,084,826	15,927	1,577,720	85,344
Harsco Rail (a)	306,016	56,542	277,595	36,406
All Other Category (Harsco Minerals & Harsco Industrial) (a)	440,295	82,460	572,009	114,516
General Corporate	240	(4,710)	240	(9,660)

Consolidated Totals	$2,990,577	$218,656	$3,967,822	$411,988

(a) Segment information for prior periods has been reclassified to conform with the current presentation.  The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

Harsco Corporation FREE CASH FLOW (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands)	2009	2008	2009	2008

Net cash provided by operating activities	$157,764	$192,245	$434,458	$574,276
Purchases of property, plant and equipment	(42,248)	(76,739)	(165,320)	(457,617)

Free cash flow	$115,516	$115,506	$269,138	$116,659

Free Cash Flow is a non-GAAP financial measure.  The Company’s Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company’s asset base and are expected to generate future cash flows from operations.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT: Harsco Corporation
         Investor Contact
         Eugene M. Truett
           717.975.5677
           etruett@harsco.com
         Media Contact
         Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com